Exhibit 12.1

DaVita Inc.

Computation of Ratio of Earnings to Fixed Charges

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
			(dollars in millions)
Earnings adjusted for fixed charges:
Income from continuing operations	$91,609	$86,640	$361,884	$288,266	$267,257	$242,567	$39,223
Add:
Debt expense	$17,534	$11,636	52,412	66,828	71,636	72,438	116,637
Interest portion of rental expense	$7,118	$6,123	25,772	22,927	20,336	18,116	17,140

	$24,652	$17,759	78,184	89,755	91,972	90,554	133,777

	$116,261	$104,399	$440,068	$378,021	$359,229	$333,121	$173,000

Fixed Charges:
Debt expense	$17,534	$11,636	52,412	66,828	71,636	72,438	116,637
Interest portion of rental expense	$7,118	$6,123	25,772	22,927	20,336	18,116	17,140
Capitalized interest	306	233	1,078	1,523	1,888	751	1,125

	24,958	17,992	$79,262	$91,278	$93,860	$91,305	$134,902

Ratio of earnings to fixed charges (1)	4.66	5.80	5.55	4.14	3.83	3.65	1.28

(1)	The ratio of earnings to fixed charges is unaudited for all periods presented.